ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.


                              ARTICLES OF AMENDMENT


     AllianceBernstein Variable Products Series Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended by reclassifying all of the Class A and Class B shares of Balanced Shares Portfolio Common Stock as Class A and Class B shares of AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Balanced Wealth Strategy Portfolio Common stock.

     SECOND: Upon effectiveness of this amendment to the Charter:

     (a) All of the existing assets and liabilities of Balanced Shares Portfolio shall be assigned, transferred, delivered and conveyed to AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Balanced Wealth Strategy Portfolio and shall become assets and liabilities belonging to AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Balanced Wealth Strategy Portfolio.

     (b) All of the outstanding Class A and Class B shares of Balanced Shares Portfolio Common Stock will be reclassified into that number of full and fractional shares of Class A and Class B shares of AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Balanced Wealth Strategy Portfolio Common Stock, par value $.001 per share, determined by dividing the value of the assets less the liabilities of Balanced Shares Portfolio attributable to shares of Class A held by stockholders and shares of Class B held by stockholders by the then net asset value of one Class A and Class B share of Balanced Shares Portfolio, as applicable, determined as of the close of regular session trading on the New York Stock Exchange on the day of effectiveness of this amendment. Fractional shares shall be rounded to the second decimal place.

     (c) Open accounts on the share records of Balanced Shares Portfolio in the name of each Class A and Class B stockholder of Balanced Shares Portfolio Common Stock shall be established representing the appropriate number of Class A and Class B shares of AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Balanced Wealth Strategy Portfolio Common Stock, respectively, deemed to be owned by each such stockholder as a result of the reclassification.

     THIRD: This amendment does not amend the description of any class of stock as set forth in the Charter.

     FOURTH: The amendment to the charter of the Corporation as herein set forth has been duly advised by the Board of Directors.

     IN WITNESS WHEREOF, AllianceBernstein Variable Products Series Fund, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by Robert M. Keith, President of the Corporation, and witnessed by Christina Morse, the Assistant Secretary of the Corporation, this 26th day of September, 2008. The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendments of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.



                                          ALLIANCEBERNSTEIN VARIABLE PRODUCTS
                                          SERIES FUND, INC.


                                          By: /s/ Robert M. Keith
                                              ---------------------
                                                  Robert M. Keith
                                                  President

WITNESS:

/s/ Christina Morse
-------------------
Christina Morse
Assistant Secretary





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